Exhibit 99.1

From:	David R. Harvey, Chairman	For questions, contact:
	Jai P. Nagarkatti, President and CEO	Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

October 21, 2008

SIGMA-ALDRICH (NASDAQ: SIAL) REPORTS 18.5% GAIN IN Q3 2008 DILUTED EPS

AND REAFFIRMS FULL YEAR 2008 DILUTED EPS FORECAST. Q3 2008 SALES

INCREASE 7.4%. BUYBACK AUTHORIZATION INCREASED BY 10 MILLION SHARES.

HIGHLIGHTS:

2008 Results (all percentage comparisons are to comparable periods in 2007):

•

Q3 2008 Sales Driven By Consistent Research Sales Gain: Q3 2008 sales increased 7.4% to $540.6 million. Currency added 3.1% to organic growth of 4.3%. Q3 organic sales growth of 7.0% for the Company’s Research-based sales units was in-line with the 6.9% gain for the first six months of 2008. Q3 2008 currency adjusted sales for SAFC decreased by 2.0% in response to changing economic conditions, largely in the pharmaceutical sector. Quarterly comparisons and a reconciliation of reported to adjusted sales growth are on page 10.

•

Operating And Pretax Margins Continued Strong; Pretax Income Gain Exceeds Sales Growth: Q3 2008 operating and pretax income margins were 23.3% and 22.7%, respectively, an improvement over both first half 2008 and Q3 2007 levels. Pretax income increased 14.9% in Q3 2008.

•

Double-Digit EPS Growth: Q3 2008 diluted EPS increased 18.5% to $.64, the best quarterly gain in 2008. Favorable currency rates contributed $.07 of the increase, with the remaining increase of $.03 or 5.6% coming from operations, slightly exceeding the quarterly organic sales growth rate. A reconciliation of currency adjusted proforma to reported diluted EPS for the quarter is on page 11.

•	Significant Increase In Cash Flow From Operations: Cash flow from operations for the first nine months of 2008 improved by 11.9% to $299.8 million.

Outlook:

•

Continued Steady Internal Sales Growth: Organic sales growth for full year 2008 is expected to be approximately 6%, consistent with year-to-date results. A currency adjusted Research sales gain of approximately 7% will be partially offset by more moderate growth in our SAFC business. Recent Research selling price increases are expected to mitigate the impact of slowing pharmaceutical demand in both Research and Fine Chemicals. Currency could add another 3% to 4% to full year 2008 sales growth, but reduce otherwise reportable growth in Q4 2008 by approximately 3%, if exchange rates remain at September 30, 2008 levels.

•

Improved Margins Expected: Currency, lower interest rates, our supply chain initiative and other process improvements are expected to enhance the pretax profit margin for full year 2008 from the 21.5% pretax margin achieved in full year 2007.

•

EPS Guidance Reaffirmed: Management reaffirmed its full year 2008 diluted EPS expectation in the range of $2.62 to $2.72. Improved margins and the recent reinstatement of the U.S. R&D tax credit retroactive to January 1, 2008 should offset a lower expected Q4 currency benefit (based on September 30, 2008 currency rates) and the anticipated impact from ongoing softness in pharmaceutical based sales.

•

Share Buyback Authorization Increased: An additional 10 million shares were added to the prior authorization, indicating management’s confidence in its long-term growth potential and its ability to return capital to shareholders.

CEO’s STATEMENT:

Commenting on third quarter performance and future expectations, President and CEO Jai Nagarkatti said: “We are pleased with our performance as we continue to pursue and achieve above market growth. We’re in the final quarter of our 2006-2008 strategic plan, with the initiatives that have been key to growth over that period still performing very well. And, we’re now finalizing our plans to add new activities as we seek to drive growth above market rates for the next three years. Our organic growth has been at roughly twice the market rate in recent years, but we firmly believe that opportunities exist for further improvement. We’ll focus our new efforts in three areas, including:

•

Accelerating activities on many of the initiatives from our current plan by continuing our efforts to improve margins by as much as 150 basis points by 2012 through our supply chain initiative, building on our e-commerce capabilities and taking advantage of growth opportunities in each of our four business units;

•

Elevating our attention in areas where significant performance improvements can contribute to enhanced growth in sales and profits through activities such as improved pricing strategies, new and market-leading web capabilities and technology acquisitions; and

•	Initiating even more differentiation in our markets through innovation to be coordinated by a new ventures group that builds on our unrivalled scientific knowledge and global logistics capabilities.”

Nagarkatti continued, “Our overall long-term objective for 10% annual sales growth remains, with new initiatives expected to improve internal growth, supplemented with contributions from technology acquisitions and new opportunities added from a new ventures group and our innovation efforts.”

Nagarkatti concluded, “Our 2008 performance demonstrates our ability to take market share while simultaneously growing EPS faster than sales and improving operating margins. We expect this momentum to carry through the final quarter of 2008, enabling us to deliver above market organic sales growth, generate margin expansion and deliver diluted EPS of $2.62 to $2.72 for the full year. Third quarter achievements for our five key growth initiatives included:

•

Strong growth for all three of our Research-based business units as we continued to enhance our customer centric activities. Research Essentials and Research Specialties again achieved sales growth exceeding long-term growth targets, and Research Biotech remained on target to improve its growth rate. Third quarter gains for three of the four focus areas in SAFC were in-line with first half 2008 performance, with a decline in SAFC’s Pharma business reflecting the impact of adverse economic conditions on pharmaceutical spending;

•

Increasing reported and adjusted sales in CAPLA (Canada, Asia Pacific and Latin America) markets by 8.8% and 6.8%, respectively, in Q3 2008, with a Q3 2008 revenue contribution from these markets at 20% of sales, consistent with the level achieved for all of 2007.

Reported quarterly sales in our focus markets of India and Brazil increased by 1% and 42%, respectively, with organic growth, exclusive of currency impacts, of 10% and 23%, respectively. Sales in China that had increased by 21% and 45% in the first and second quarters of 2008, respectively, were impacted by government-imposed operating restrictions related to the Olympic games in that country, reducing third quarter 2008 sales by 9%, but with full expectations for a recovery in the final quarter of 2008;

•

Increasing web-based sales through our award winning website by 17.6%. Web-based sales improved to 43% of worldwide Q3 2008 Research-based sales as e-commerce sales to international (Europe and CAPLA) customers increased by 24.4%. E-commerce sales to U.S. Research customers were 51% of total U.S. Research sales, consistent with prior year-to-date levels;

•

Continuing our commitment to achieve $15 million in annual, pretax process improvement savings by delivering $3.5 million of benefits for the third quarter of 2008, bringing the year-to-date benefit to $11.8 million. If the adverse impact of higher currency rates on operating costs outside the U.S. is excluded, the year-to-date results were even more robust at roughly $16 million, exceeding our target. And our supply chain project is well under way and achieving desired results with a modest contribution to third quarter pretax profits as we seek to take process improvement to a higher level and boost both EPS growth and margins through 2012; and

•	Adding new capabilities in our Research Biotech and SAFC businesses by:

•	Agreeing to distribute IsoSciences LLC’s isotopically labeled bioactive compounds;

•	Adding another 2,000 antibodies to our Prestige Antibody line through a partnership with Atlas Antibodies;

•	Expanding our capabilities in the rapidly growing plant biotechnology field with a collaboration with Metahelix Life Sciences; and

•	Expanding our API production capabilities by 15% at our plant in Arklow, Ireland.”

SALES RESULTS (all percentage comparisons are to comparable periods in 2007):

A reconciliation of reported and adjusted sales growth and quarterly sales by business unit can be found in tabular form in the Supplemental Financial Information section on page 10.

Reported sales increased 7.4% for the third quarter of 2008 to $540.6 million. Third quarter organic sales growth, excluding currency benefits, was 4.3%. Overall organic sales growth for the three Research-based business units (Research Specialties, Research Essentials and Research Biotech) was 7.0% in Q3 2008, largely matching their performance in the first half of 2008. Other highlights for our four business units included:

Research Specialties (Reported growth- Q3: 11.8%, YTD: 14.1%; Organic growth- Q3: 8.2%, YTD: 7.5%): This unit continued its strong performance in Q3 2008 with run rate growth exceeding its 6% long-term organic growth target for the ninth consecutive quarter. Improved demand from the academic sector in all geographic markets continued and sales to pharmaceutical customers in CAPLA countries rebounded in Q3 2008. Growth also benefited from new service initiatives launched earlier in the year and recent new product introductions of ultrapure proteins and chiral products.

Research Essentials (Reported growth- Q3: 8.6%, YTD: 10.9%; Organic growth- Q3: 5.3%, YTD: 4.6%): Q3 2008 organic sales growth continued the pattern of exceeding expectations in each of the last six quarters. Strong sales gains of research-based cell culture products were helped by continued improvement in sales to academic accounts in all geographic regions.

Research Biotech (Reported growth- Q3: 9.7%, YTD: 14.7%; Organic growth- Q3: 6.5%, YTD: 8.5%): Continued stronger spending by academic customers worldwide enhanced sales growth for molecular biology and cell signaling products. This was partially offset by the discontinuation of selected custom peptide and antisera products to enable us to focus on other more promising business areas, including custom peptide libraries, in an effort to enhance an already strong market position, new genomics and proteomics kits and the continued addition of new antibody products. Average pricing for synthetic DNA products improved in Q3 2008 over that realized in the first half of 2008 as demand for modified products increased.

SAFC (Reported growth- Q3: 0.3%, YTD: 9.4%; Organic growth- Q3: (2.0)%, YTD: 3.6%): Continued strong growth in Hitech products matched with steady growth for Supply Solutions and Biosciences products was offset by reduced demand for custom pharma products as pharmaceutical customers delayed deliveries on existing orders and reduced the number of requests for custom pharmaceutical projects. Overall booked orders for future delivery at September 30, 2008 declined by approximately 10% from the June 30, 2008 level, reflecting changes in pharmaceutical demand.

INCOME ANALYSIS:

A reconciliation of currency adjusted proforma to reported net income and diluted earnings per share can be found in tabular form in the Supplemental Financial Information section on page 11.

Reported diluted EPS for 2008’s third quarter of $.64, which includes a $.07 benefit from currency exchange rates, increased 18.5% over the $.54 reported for 2007’s third quarter.

Gross profit, S,G&A expenses and operating and pretax income, all expressed as a percentage of sales, and the effective tax rate (income tax expense expressed as a percentage of pretax income), for the third quarters and first nine months of 2008 and 2007, were as follows:

	Third Quarter		Year-To-Date
	2008	2007	2008	2007
Gross profit	51.4%	50.9%	51.2%	51.2%
S,G&A expenses	25.0%	25.5%	25.3%	25.6%
Operating income	23.3%	22.4%	23.0%	22.7%
Pretax income	22.7%	21.2%	22.4%	21.5%
Effective tax rate	33.3%	33.0%	32.0%	30.2%

Operating and pretax income margins for Q3 2008 improved over those achieved in Q3 2007. The improved gross profit margins in Q3 2008 compared to Q3 2007 resulted largely from currency, process improvement and global supply chain benefits and the impact of price increases in September 2008, partially offset by higher manufacturing and distribution expenses, including increased freight and maintenance costs. The lower S,G&A expense level reflects modest benefits from the Company’s process improvement and supply chain activities and lower insurance and legal and professional expenses. Interest expense for Q3 2008 was $2.3 million below Q3 2007 levels due to lower interest rates partially offset by increased borrowing to support a higher level of share repurchases during the second quarter.

The higher effective tax rate for the first nine months of 2008 compared to the same period in 2007 reflects the absence of U.S. R&D tax credits during the first three quarters of 2008 and a higher level of audit and related contingencies.

OUTLOOK:

2008 Expectations: Ongoing benefits from the programs in place to support our five key strategic initiatives that were expected to enable the Company to meet its 7% long-term organic growth goal for 2008 are likely to be partially offset by the adverse sales impact of current economic conditions, particularly in the pharmaceutical industry. Overall organic sales growth for all of 2008 is expected to be in-line with the 6.0% growth achieved for the first nine months of 2008. Currency benefits could add 3% to 4% to full year organic growth, but reduce otherwise reportable Q4 2008 growth by about 3%, if currency exchange rates remain at September 30, 2008 levels.

Each of the Research-based business units are expected to continue the activities that have driven organic growth over the first nine months of 2008, with recent price gains higher than those realized to date likely to be largely offset by slower volume growth due to overall economic conditions. Research Essentials and Research Specialties are expected to deliver organic sales growth of 4% to 5% and 7% to 8%, respectively, in-line with year-to-date performance. Research Biotech is expected to continue its positive momentum and deliver strong organic growth for 2008, partially offset by the decision to exit less profitable portions of the peptide/antisera business and to focus efforts on more promising opportunities in molecular biology, for an overall expected sales gain of at least 7%.

SAFC’s organic growth expectations for 2008 have been moderated to a new range of 4% to 5%, reflecting recent economic and industry conditions that have slowed growth in the past two quarters and that are expected to carry into the fourth quarter. A carryover benefit in Q1 2008 from the February 2007 acquisition of Epichem, an innovator in developing and supplying high performance semiconductor materials, is expected to add modestly to full year organic growth.

Ongoing efforts to identify and pursue desirable acquisition candidates or technology access arrangements may further enhance growth in 2008 as we continue to seek to add additional ongoing revenue streams through the acquisition of strategically important products, services, platform technologies, businesses and facilities.

Our reaffirmed forecast for diluted earnings per share for all of 2008 is a range of $2.62 to $2.72, a 12.0% to 16.2% increase over 2007’s $2.34. This expectation is based on our 2008 year-to-date results, the sales expectations described above, currency rates remaining at September 30, 2008 levels, the expected pretax income margin and tax rate described below and other expectations for our business. Pretax income margins for the full year are expected to improve from the 21.5% achieved in 2007 as a result of favorable currency rates for the full year, lower interest rates, modest contributions from the Company’s supply chain initiative and other margin improvement initiatives. We believe we have the ability to offset current and anticipated higher input costs with recent selling price increases. The previously forecasted effective tax rate for all of 2008 has been lowered to approximately 31% of pretax income, reflecting the reinstatement of the U.S. R&D tax credit on October 3, 2008 which will provide benefits starting in Q4 2008. Variations to our forecast tax rate and forecast diluted EPS for 2008 are also possible due in part to changes in the status of tax uncertainties pursuant to FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” Additional share repurchase activity may also benefit EPS growth.

Supply Chain Initiative: The Company’s previously announced supply chain project is an ambitious five-year project that is expected to improve service and expand margins through eight separate but complementary supply chain initiatives focused on improving how we procure goods and services, manage inventory and execute other supply chain activities that are key to our customer centric approach. While the project commenced in 2007 and management expects it to be mildly accretive to profitability in 2008, management does not expect significant annual pretax income benefits to result until 2009. Estimated annual pretax benefits of $10 to $15 million, as early as 2009, are expected to increase in roughly ratable amounts to between $35 and $45 million annually by 2012. Based on current shares outstanding, this could increase diluted earnings per share by $.05 to $.08 in 2009, increasing to $.19 to $.25 by 2012, and improve pretax and operating margins by as much as 150 basis points when the full benefits of the project are realized. These benefits, which may be impacted by potential, abnormal inflationary cost increases, are above and beyond our current expectations to continue to generate $15 million in annual pretax savings from process improvements, with the majority of these $15 million in savings expected to be reinvested to support achieving revenue growth targets as they have been in the past.

SHARE REPURCHASE:

Another 1.0 million shares were acquired during Q3 2008 at an average share price of $60.49. Since beginning the program in late 1999, 89.0 million shares have been acquired at an average purchase price of $22.58 per share. There were 125.4 million shares outstanding at September 30, 2008.

In an action taken on October 20, 2008, the Board of Directors approved a ten million share increase in the Company’s repurchase authorization, bringing the total authorization to 100 million shares. Shares repurchased are held as treasury shares. These share repurchases have been and are expected to be used to continue to improve the Company’s return on equity, to cover the dilutive effect of stock option exercises and performance share awards and for other corporate purposes. The Company expects to repurchase the 11.0 million remaining authorized shares, but the timing and number of shares purchased, if any, depends upon market conditions and other factors.

OTHER INFORMATION:

Return On Equity: Our ROE at September 30, 2008 was 22.2%, continuing to exceed our 20% goal.

Cash Flow, Working Capital and Debt: Cash flow from operations for the first nine months of 2008 compared to 2007 increased by $31.9 million, or 11.9%, to $299.8 million as net income increased and deferred income taxes, the change in accrued income taxes and the growth in inventories declined from 2007 levels. This cash flow, together with a $72.8 million increase in debt, enabled us to fund $291.0 million for share repurchases, pay $64.7 million for property and equipment additions and return $49.5 million to shareholders through a 13% increase in the quarterly dividend. We expect to continue to have adequate cash and borrowing capacity to fund all anticipated requirements for operations and acquisitions over the remainder of 2008.

Short-term borrowings were $413.3 million at a weighted average interest rate of 2.6% and long-term debt was $200.1 million at a weighted average interest rate of 6.4% at September 30, 2008. Our debt to capital ratio at September 30, 2008 was 28.8%. The Company has not experienced any problem in placing its short-term debt in recent weeks.

Accounts receivable days sales outstanding at September 30, 2008 were 51 days, consistent with the level at June 30, 2008. Inventory months on hand were 6.8 months at September 30, 2008, an improvement of 0.5 months compared to a 7.3 month level at year-end 2007.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 36 countries and has 8,000 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award winning web site at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. Organic sales growth data presented in this release is proforma data and excludes currency, and where indicated, acquisition impacts. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur later in 2008 to applicable exchange rates and are thus unable to reconcile the projected non-GAAP, currency adjusted internal growth rates to reported GAAP growth rates for the year 2008. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also reports both GAAP and adjusted sales, income and process improvement savings amounts and comparisons to reflect what it believes is ongoing and/or comparable operating results excluding currency impacts and the sales benefit from acquisitions. Management excludes these other items in judging its historical performance and in assessing its expected future performance and believes this non-GAAP information is useful to investors as well.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including the “Highlights”, “CEO’s Statement”, “Sales Results”, “Income Analysis”, “Outlook”, and “Other Information-Share Repurchase” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, share repurchases, acquisitions and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) dependence on uninterrupted manufacturing operations, (4) changes in the regulatory environment in which the Company operates, (5) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 4- Uncertainty in Income Taxes- to the Consolidated Financial Statements in the Company’s Form 10-Q report for the quarter ended June 30, 2008, (6) exposure to litigation, including product liability claims, (7) changes in research funding and the success of research and development activities, (8) the ability to maintain adequate quality standards, (9) reliance on third party package delivery services, (10) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, (11) other changes in the business environment in which the Company operates, and (12) the outcome of the matters described in Note 13 - Contingent Liabilities and Commitments - to the Consolidated Financial Statements in the Company’s Form 10-Q report for the quarter ended June 30, 2008. A further discussion of the Company’s risk factors can be found in Item 1A of the Company’s Form 10-K report for the year ended December 31, 2007. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2008	2007	2008	2007
Net sales	$540.6	$503.2	$1,690.9	$1,506.6
Cost of products sold	262.7	247.3	825.9	735.8

Gross profit	277.9	255.9	865.0	770.8
Selling, general and administrative expenses	135.2	128.3	427.4	385.5
Research and development expenses	16.5	15.0	48.4	43.6
Interest, net	3.5	5.8	10.9	17.5

Income before income taxes	122.7	106.8	378.3	324.2
Provision for income taxes	40.8	35.2	121.1	98.0

Net income	$81.9	$71.6	$257.2	$226.2

Net income per share - Basic	$0.65	$0.55	$2.02	$1.73

Net income per share - Diluted	$0.64	$0.54	$1.98	$1.70

Weighted average number of shares outstanding - Basic	125.5	130.2	127.4	130.9

Weighted average number of shares outstanding - Diluted	128.1	132.7	130.1	133.3

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited)
	September 30, 2008	December 31, 2007

Assets
Current assets:
Cash and cash equivalents	$220.6	$237.6
Accounts receivable, net	296.5	276.3
Inventories	657.0	653.6
Deferred taxes	69.3	57.7
Other current assets	59.3	57.3

Total current assets	1,302.7	1,282.5

Property, plant and equipment, net	668.3	681.5
Goodwill, net	405.2	420.3
Intangibles, net	126.0	136.9
Other assets	103.9	107.9

Total assets	$2,606.1	$2,629.1

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$413.3	$331.3
Accounts payable	117.7	131.0
Accrued payroll and payroll taxes	55.5	55.0
Accrued income taxes	59.6	47.1
Other accrued expenses	66.1	70.6

Total current liabilities	712.2	635.0

Long-term debt	200.1	207.0
Deferred post-retirement benefits	36.5	36.9
Deferred taxes	43.9	42.3
Other liabilities	96.3	91.3

Total liabilities	1,089.0	1,012.5

Stockholders’ equity:
Common stock	201.8	201.8
Capital in excess of par value	131.8	109.7
Common stock in treasury	(1,805.8)	(1,534.1)
Retained earnings	2,885.9	2,679.3
Accumulated other comprehensive income	103.4	159.9

Total stockholders’ equity	1,517.1	1,616.6

Total liabilities and stockholders’ equity	$2,606.1	$2,629.1

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net income	$257.2	$226.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	75.1	72.5
Deferred income taxes	(3.4)	(16.1)
Stock-based compensation expense	13.7	14.9
Other	(0.8)	4.6
Changes in assets and liabilities:
Increase in accounts receivable	(29.5)	(31.8)
Increase in inventories	(22.7)	(27.4)
Increase in accrued income taxes	15.4	25.6
Other	(5.2)	(0.6)

Net cash provided by operating activities	299.8	267.9

Cash flows from investing activities:
Property, plant and equipment additions	(64.7)	(51.5)
Proceeds from sale of property, plant and equipment	0.6	1.0
Acquisitions of businesses, net of cash acquired	(2.0)	(67.6)
Other, net	1.0	(5.2)

Net cash used in investing activities	(65.1)	(123.3)

Cash flows from financing activities:
Net issuance of short-term debt	162.8	89.8
Repayment of long-term debt	(90.0)	(67.4)
Payment of dividends	(49.5)	(45.1)
Treasury stock purchases	(291.0)	(131.4)
Exercise of stock options	22.5	24.9
Excess tax benefits from stock-based payments	8.4	5.5

Net cash used in financing activities	(236.8)	(123.7)

Effect of exchange rate changes on cash	(14.9)	8.1

Net change in cash and cash equivalents	(17.0)	29.0
Cash and cash equivalents at January 1	237.6	173.8

Cash and cash equivalents at September 30	$220.6	$202.8

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit

	Three Months Ended September 30, 2008
	Reported	Currency Benefit	Acquisition	Adjusted (Organic)
Research Essentials	8.6%	3.3%	—%	5.3%
Research Specialties	11.8%	3.6%	—%	8.2%
Research Biotech	9.7%	3.2%	—%	6.5%

Research Chemicals	10.5%	3.5%	—%	7.0%
SAFC	0.3%	2.3%	—%	(2.0)%

Total	7.4%	3.1%	—%	4.3%

	Nine Months Ended September 30, 2008
	Reported	Currency Benefit	Acquisition	Adjusted (Organic)
Research Essentials	10.9%	6.3%	—%	4.6%
Research Specialties	14.1%	6.6%	—%	7.5%
Research Biotech	14.7%	6.2%	—%	8.5%

Research Chemicals	13.4%	6.4%	—%	7.0%
SAFC	9.4%	5.0%	0.8%	3.6%

Total	12.2%	6.0%	0.2%	6.0%

Business Unit Sales

(in millions)

	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007	Total 2007
Research Essentials	$99.4	$96.4	$95.6	$99.3	$390.7
Research Specialties	187.3	183.7	184.6	197.9	753.5
Research Biotech	76.0	73.5	72.9	79.6	302.0

Research Chemicals	362.7	353.6	353.1	376.8	1,446.2
SAFC	133.2	153.9	150.1	155.3	592.5

Total Customer Sales	$495.9	$507.5	$503.2	$532.1	$2,038.7

	First Quarter 2008	Second Quarter 2008	Third Quarter 2008	YTD 2008
Research Essentials	$110.1	$109.4	$103.8	$323.3
Research Specialties	213.3	214.5	206.3	634.1
Research Biotech	88.7	86.4	80.0	255.1

Research Chemicals	412.1	410.3	390.1	1,212.5
SAFC	157.5	170.4	150.5	478.4

Total Customer Sales	$569.6	$580.7	$540.6	$1,690.9

NOTE: 2007 Business Unit sales data reflects reclassifications to conform to the 2008 classification that reflects transfers of certain products between business units to better align the selling effort for those products with their primary customers.

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Reconciliation of Proforma to Reported Net Income

	Net Income (in millions)		Diluted Earnings Per Share
	Three Months Ended September 30,		Three Months Ended September 30,
	2008	2007	2008	2007
Proforma net income before currency benefit	$73.0	$71.6	$0.57	$0.54
Currency benefit	8.9	—	0.07	—

Total reported net income	$81.9	$71.6	$0.64	$0.54

	Net Income (in millions)		Diluted Earnings Per Share
	Nine Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Proforma net income before currency benefit	$224.3	$226.2	$1.73	$1.70
Currency benefit	32.9	—	0.25	—

Total reported net income	$257.2	$226.2	$1.98	$1.70